Exhibit 99.1

Media Contacts Michael Doherty Covad Communications 408-952-7431 mdoherty@covad.com	Investor Relations Michael Doherty Covad Communications 408-434-2130 investorrelations@covad.com
Covad Communications Group Reports
Second Quarter 2007 Results
Company continues focus on growth and profitability;
Subscription Revenue from Growth Products increased by 31%
Financial and Business Highlights
•	$120.6 million in net revenues
•	31 percent increase in subscription revenue from Growth products from the second quarter of 2006
•	$4.3 million in A-EBITDA
•	$11.6 million ($0.04 per share) net loss
•	$6.5 million usage of cash, cash equivalents and short-term investments, and restricted cash and cash equivalents
•	8 percent reduction in workforce resulting in expected savings of approximately $5.5 million in the second half of 2007
•	Launched Bonded T1 and the nation’s first standalone ADSL 2+ service for businesses
•	Over 12,000 line-powered voice access subscribers added, an increase of approximately 51 percent from the first quarter of 2007
•	19 percent increase in wireless subscribers, to 3,600, from the second quarter of 2006; expanded wireless network footprint in Los Angeles
San Jose, Calif. (July 26, 2007) — Covad Communications Group, Inc. (AMEX: DVW), a leading national provider of integrated voice and data communications, today announced its second quarter of 2007 financial results, including $120.6 million in net revenues, $4.3 million in A-EBITDA and a net loss of $11.6 million, or a $0.04 loss per share.
Charles Hoffman, Covad president and chief executive officer, said: “In the second quarter, we continued to focus on the transformation of our business towards higher-margin growth services, such as our recently-launched Bonded T1 and ADSL 2+ services. The result of this transformation will be a leaner, more nimble enterprise that is intensely focused on doing a few things exceedingly well. Among these are providing business-class next generation broadband services, a superior customer experience, and an innovative choice for partners. In order to increase shareholder value, we will continue to optimize our business in the face of changing dynamics in our competitive industry.”

Summary of Financial Results
•	Net revenues for the second quarter of 2007 totaled $120.6 million, an increase of $0.4 million from the $120.2 million reported for the first quarter of 2007, and an increase of $2.1 million from the $118.5 million reported for the second quarter of 2006.
•	Direct subscribers for the second quarter of 2007 contributed $44.0 million of net revenues, or 36.5 percent, as compared to $43.4 million, or 36.1 percent, for the first quarter of 2007, and $39.6 million, or 33.4 percent, for the second quarter of 2006. Wholesale subscribers for the second quarter of 2007 contributed $76.6 million of net revenues, or 63.5 percent, as compared to $76.8 million, or 63.9 percent, for the first quarter of 2007, and $78.9 million, or 66.6 percent, for the second quarter of 2006.
•	Subscription revenue from Growth products for the second quarter of 2007 totaled $53.8 million, an increase of $3.6 million, or 7.2 percent, from the first quarter of 2007, and an increase of $12.8 million, or 31.2 percent from the second quarter of 2006. Covad’s growth products are T-1, business ADSL, Line-Powered Voice Access (“LPVA”), Voice over Internet Protocol (“VoIP”) and wireless. The increase from the first quarter of 2007 was attributable to increases in broadband subscription revenue from T-1, business ADSL and LPVA of $2.6 million, VoIP subscription revenue of $0.8 million and Wireless subscription revenue of $0.2 million. The increase from the second quarter of 2006 was attributable to increases in broadband subscription revenue from T-1, business ADSL and LPVA of $8.5 million, VoIP subscription revenue of $3.6 million and wireless subscription revenue of $0.7 million. Subscription revenue from Growth products for the second quarter of 2007 contributed 48.6 percent of total subscription revenues, an increase of 2.8 percent from the first quarter of 2007 and an increase of 10.4 percent from the second quarter of 2006. Refer to the Selected Financial Data below, including Note 3, for additional information, including a summary of subscription revenue from Growth and Legacy products and a reconciliation of subscription revenue to the most directly comparable GAAP measure.
•	Subscription revenue from Legacy products for the second quarter of 2007 totaled $57.0 million, a decrease of $2.5 million, or 4.2 percent, from the first quarter of 2007, and a decrease of $9.6 million, or 14.4 percent from the second quarter of 2006. Covad’s legacy products, primarily sold through wholesale channels, are consumer ADSL, business SDSL, frame relay and high-capacity transport circuits. The decreases from the first quarter of 2007 and second quarter of 2006 were primarily attributable to decreases in broadband subscription revenue from consumer ADSL and business SDSL and frame relay products. Subscription revenue from Legacy products for the second quarter of 2007 contributed 51.4 percent of total subscription revenues, a decrease of 2.8 percent from the first quarter of 2007 and a decrease of 10.5 percent from the second quarter of 2006. Refer to the Selected Financial Data below, including Note 3, for additional information, including a summary of subscription revenue from Growth and Legacy products and a reconciliation of subscription revenue to the most directly comparable GAAP measure.
•	Revenue from business subscribers for the second quarter of 2007 contributed $95.7 million of net revenues, a 0.9 percent increase from the first quarter of 2007 and a 5.7 percent increase from the second quarter of 2006. Revenue from business subscribers comprised 79.4 percent of net revenues, up from 78.9 percent in the first quarter of 2007 and 76.4 percent in the second quarter of 2006. Revenue from consumer subscribers for the second quarter of 2007 contributed $24.9 million of net revenues compared to $25.4 million in the first quarter of 2007 and $28.0 million in the second quarter of 2006. Revenue from consumer subscribers for the second quarter of 2007 comprised 20.6 percent of net revenues, down from 21.1 percent in the first quarter of 2007 and 23.6 percent in the second quarter of 2006.
•	Adjusted earnings before interest, taxes, depreciation and amortization (“A-EBITDA”) for the second quarter of 2007 totaled $4.3 million, up from the $1.2 million A-EBITDA reported for the first quarter of 2007, and down from the $25.6 million A-EBITDA reported for the second quarter of 2006. A-EBITDA in the second quarter of 2007 includes a benefit of $2.7 million as a result of a settlement with one of its vendors, and a $1.4 million charge for employee post-employment benefits, primarily severance costs, as a result of reductions in Covad’s workforce during the second quarter of 2007. These cost reduction actions taken in the second quarter of 2007 are expected to result in approximately $5.5 million in savings in the second half of 2007. Included in A-EBITDA for the second quarter of 2006 are the benefits of a one-time federal excise tax adjustment that contributed approximately $19.5 million to Covad’s A-EBITDA and a $2.1 million benefit from an employment related tax adjustment. Refer to the Selected Financial Data below, including Note 2, for additional information, including a reconciliation of this non-GAAP financial performance measure to the most directly comparable GAAP measure.
•	Net loss for the second quarter of 2007 totaled $11.6 million, or $0.04 loss per share, as compared to the $14.5 million net loss, or $0.05 loss per share, reported for the first quarter of 2007 and the $12.5 million net income, or $0.04 per share, reported for the second quarter of 2006. As stated above, the second quarter of 2007 includes a benefit of $2.7 million as a result of a settlement with one of its vendors, and a $1.4 million charge for employee post-employment benefits, primarily severance costs, as a result of reductions in Covad’s workforce during the second quarter of 2007. Included in net income for the second quarter of 2006 are the benefits of a one-time federal excise tax adjustment that contributed approximately $19.5 million to Covad’s A-EBITDA and a $2.1 million benefit from an employment related tax adjustment.
•	Cash, cash equivalents and short-term investments, and restricted cash and cash equivalents at the end of the second quarter of 2007 totaled $65.6 million, a decrease of $6.5 million when compared to the balance of $72.1 million at the end of the first quarter of 2007. This change in cash, cash equivalents and short-term investments, and restricted cash and cash equivalents for the second quarter of 2007 included $4.9 million of on-going expenditures related to Covad LPVA services, which is being funded with the proceeds from the strategic agreement with EarthLink, and $0.8 million of post-employment benefit payments related to the reduction in our workforce.
“In the second quarter of 2007, we took several actions to improve our future financial performance, including improving the efficiency of our growth business and reducing the size of our workforce by approximately 8 percent,” said Justin Spencer, Covad’s chief financial officer. “These actions along with the momentum in orders of key growth products such as T1/Bonded T1 and Line Powered Voice will enable us to improve our financial results and build a platform for sustainable success going forward.”

Business Outlook
Covad’s full year guidance is unchanged. For the fiscal year 2007, Covad expects:
•	Net revenues in the range of $485 — $505 million
•	A-EBITDA in the range of $25 — $35 million
•	Net loss in the range of $27 — $41 million
Conference Call Information
Covad will conduct a conference call to discuss these financial results on Thursday, July 26, 2007 at 5:00 p.m. Eastern Time (ET)/ 2:00 p.m. Pacific Time (PT). The conference call will be webcast over the Internet. To listen to the call, visit the Event Calendar section on the Covad web site at http://www.covad.com/about_investors.shtml. Investors and press may also listen by telephone to the call by dialing (800) 257-2182. Participants are advised to call in 10 minutes prior to the start time. The conference call will be recorded and available for replay listening until 11:59 p.m. EST on August 2, 2007 by dialing (800) 405-2236 and reference pass code 11093143. A companion presentation providing graphical details of this press release is also available on the same investor section of the Covad Website.
About Covad
Covad is a leading nationwide provider of integrated voice and data communications. The company offers DSL, Voice Over IP, T1, Web hosting, managed security, IP and dial-up, broadband wireless, and bundled voice and data services directly through Covad’s network and through Internet Service Providers, value-added resellers, telecommunications carriers and affinity groups to small and medium-sized businesses and home users. Covad broadband services are currently available across the nation in 44 states and 235 Metropolitan Statistical Areas (MSAs) and can be purchased by more than 57 million homes and businesses, which represent over 50 percent of all US homes and businesses. Corporate headquarters is located at 110 Rio Robles San Jose, CA 95134. Telephone: 1-888-GO-COVAD. Web Site: www.covad.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
The foregoing contains “forward-looking statements” which are based on management’s current information and beliefs as well as on a number of assumptions concerning future events. Examples of forward-looking statements include the company’s expected revenue and revenue growth, net loss, A-EBITDA, expected savings from our cost-reduction efforts, continuing optimization of our business, and our ability to more efficiently operate our business and build a platform for sustainable success. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside Covad’s control that could cause actual results to differ materially from such statements. These risk factors include our ability to rapidly expand and deploy new services and improve and upgrade our existing network and services, the impact of increasing competition, pricing pressures, consolidation in the telecommunications industry, uncertainty in telecommunications regulations and changes in technologies, among other risks. For a more detailed description of the risk factors that could cause such a difference, please see Covad’s 10-K, 10-Q, 8-K and other filings with the Securities and Exchange Commission. Covad disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of Covad.

COVAD COMMUNICATIONS GROUP, INC.
SELECTED FINANCIAL DATA (unaudited)
(in thousands)

	As of	As of	As of
Condensed Consolidated Balance Sheet Data	Jun 30, 2007	Mar 31, 2007	Dec 31, 2006

Cash, cash equivalents, and short-term investments	$53,351	$54,962	$62,072
Restricted cash and cash equivalents	12,202	17,176	19,578
Accounts receivable, net	35,750	31,145	31,151
All other current assets	12,086	12,231	11,148

Total current assets	113,389	115,514	123,949
Property and equipment, net	77,509	82,722	87,586
Collocation fees and other intangible assets, net	18,690	20,711	22,768
Goodwill	50,002	50,002	50,002
Deferred costs of service activation	25,923	24,938	24,268
Deferred debt issuance costs, net	3,043	3,363	3,823
All other long-term assets	1,961	2,342	912

Total assets	$290,517	$299,592	$313,308

Total current liabilities	$98,733	$97,168	$101,670
Long-term debt	169,774	169,774	167,240
Other long-term liabilities	43,957	44,333	42,044
Total stockholders’ equity (deficit)	(21,947)	(11,683)	2,354

Total liabilities and stockholders’ equity (deficit)	$290,517	$299,592	$313,308

COVAD COMMUNICATIONS GROUP, INC.
SELECTED FINANCIAL DATA (unaudited)
(in thousands, except per share amounts)

	Three Months Ended			Six Months Ended
Condensed Consolidated Statements of Operations Data	Jun 30, 2007	Mar 31, 2007	Jun 30, 2006	Jun 30, 2007	Jun 30, 2006

Revenues, net	$120,585	$120,150	$118,535	$240,735	$236,286

Operating expenses:
Cost of sales (exclusive of depreciation and amortization)	87,136	87,995	80,802	175,131	160,739
Benefit from federal excise tax adjustment	—	—	(19,455)	—	(19,455)
Selling, general and administrative	28,455	31,334	31,889	59,789	66,854
Depreciation and amortization of property and equipment	10,796	11,010	8,080	21,806	16,728
Amortization of collocation fees and other intangible assets	2,345	2,349	2,636	4,694	5,036
Provision for post-employment benefits	1,357	—	511	1,357	1,274

Total operating expenses	130,089	132,688	104,463	262,777	231,176

Income (loss) from operations	(9,504)	(12,538)	14,072	(22,042)	5,110

Other expense, net	(2,099)	(1,978)	(1,599)	(4,077)	(1,917)

Net income (loss)	$(11,603)	$(14,516)	$12,473	$(26,119)	$3,193

Earnings (loss) per common share:
Basic	$(0.04)	$(0.05)	$0.04	$(0.09)	$0.01

Diluted	$(0.04)	$(0.05)	$0.04	$(0.09)	$0.01

Weighted-average number of common shares outstanding
Basic	296,955	296,926	292,993	296,941	284,791

Diluted	296,955	296,926	340,064	296,941	290,220

Gross Margin (Note 1)	$33,449	$32,155	$37,733	$65,604	$75,547
%	27.7%	26.8%	31.8%	27.3%	32.0%

	Three Months Ended			Six Months Ended
A-EBITDA Calculation (Note 2)	Jun 30, 2007	Mar 31, 2007	Jun 30, 2006	Jun 30, 2007	Jun 30, 2006

Net income (loss)	$(11,603)	$(14,516)	$12,473	$(26,119)	$3,193
Plus: Other expense, net	2,099	1,978	1,599	4,077	1,917
Depreciation and amortization of property and equipment	10,796	11,010	8,080	21,806	16,728
Amortization of collocation fees and other intangible assets	2,345	2,349	2,636	4,694	5,036
Employee stock-based compensation	667	425	837	1,092	1,501

A-EBITDA	$4,304	$1,246	$25,625	$5,550	$28,375

COVAD COMMUNICATIONS GROUP, INC.
SELECTED FINANCIAL DATA (unaudited)
(in thousands)
Consolidated Revenue Data

	Three Months Ended			Six Months Ended
(Note 3 through 7)	Jun 30, 2007	Mar 31, 2007	Jun 30, 2006	Jun 30, 2007	Jun 30, 2006

Broadband subscription revenue	$92,903	$92,803	$93,783	$185,706	$187,313
VoIP subscription revenue	9,835	8,981	6,194	18,816	12,318
Wireless subscription revenue	3,606	3,449	2,970	7,055	4,320
High-capacity circuit subscription revenue	4,471	4,477	4,656	8,948	9,072

Total subscription revenue	110,815	109,710	107,603	$220,525	$213,023
Other revenue, net	9,770	10,440	10,932	20,210	23,263

Revenues, net	$120,585	$120,150	$118,535	$240,735	$236,286

Subscription revenue from Legacy products Broadband — Consumer ADSL	$17,596	$18,718	$22,779	$36,313	$46,913
Broadband — Business SDSL & Frame Relay	34,967	36,338	39,163	71,305	79,210
High-capacity circuits	4,471	4,477	4,656	8,948	9,072

Total subscription revenue from Legacy products	57,034	59,533	66,598	116,566	135,195

Subscription revenue from Growth products Broadband — T1, Business ADSL, LPVA	40,340	37,747	31,841	78,088	61,190
VoIP	9,835	8,981	6,194	18,816	12,318
Wireless	3,606	3,449	2,970	7,055	4,320

Total subscription revenue from Growth products	53,781	50,177	41,005	103,959	77,828

Total subscription revenue	110,815	109,710	107,603	220,525	213,023
Other revenue, net	9,770	10,440	10,932	20,210	23,263

Revenue, net	$120,585	$120,150	$118,535	$240,735	$236,286

Direct subscription revenue	$42,623	$42,049	$38,317	$84,672	$74,448
Wholesale subscription revenue	68,192	67,661	69,286	135,853	138,576

Total subscription revenue	$110,815	$109,710	$107,603	$220,525	$213,023

COVAD COMMUNICATIONS GROUP, INC.
SELECTED FINANCIAL DATA (unaudited)
Key Operating Data

	As of
	Jun 30, 2007	Mar 31, 2007	Jun 30, 2006
End of Period Lines (EOP)
Company
Business	232,118	234,210	238,130
Consumer	282,489	280,090	309,859

Total Company	514,607	514,300	547,989

Wholesale
Business	167,676	169,368	173,183
Consumer	273,525	270,371	296,741

Total Wholesale	441,201	439,739	469,924

Direct
Business	64,442	64,842	64,947
Consumer	8,964	9,719	13,118

Total Direct	73,406	74,561	78,065

Direct VoIP
Customers	2,208	1,982	1,343
Stations	56,095	52,465	43,968
Sites	3,779	3,353	2,282

Direct Wireless
Subscribers	3,600	3,570	3,026

Average Revenue per User (ARPU)
Company
Business	$104	$103	$100
Consumer	$24	$24	$24

Total Company	$60	$60	$56

Wholesale
Business	$88	$86	$83
Consumer	$24	$24	$24

Total Wholesale	$48	$48	$45

Direct
Business	$147	$147	$145
Consumer	$32	$34	$34

Total Direct	$132	$132	$125

Direct VoIP
Customers	$1,696	$1,729	$1,668
Stations	$61	$58	$49
Sites	$944	$960	$956

COVAD COMMUNICATIONS GROUP, INC.
SELECTED FINANCIAL DATA (unaudited)
(in thousands)
Business Outlook
A-EBITDA Calculation (Note 2)

	Full Year-2007
	Projected Range of Results

Total Revenue, net	$485.0	$505.0

Net loss	$(40.5)	$(26.5)
Plus: Other expense, net	9.5	8.5
Depreciation and amortization of property and equipment	43.0	41.0
Amortization of collocation fees and other intangible assets	10.0	9.5
Employee stock-based compensation	3.0	2.5

A-EBITDA (Note 2)	$25.0	$35.0

Notes to Unaudited Selected Financial Data
1.	Gross margin is calculated by subtracting cost of sales (exclusive of depreciation and amortization) from revenues, net.
2.	Management believes that Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“A-EBITDA”), defined as net loss excluding (i) depreciation and amortization of property and equipment, (ii) amortization of intangible assets, (iii) other income (expense), net, and (iv) employee stock-based compensation expense, is a useful measure because it provides additional information about the company’s ability to meet future capital expenditures and working capital requirements and fund continued growth. Management excludes employee stock-based compensation expense from this measure to make the results comparable to prior years due to fluctuations in the stock price. Management also uses this measure to evaluate the performance of its business segments and as a factor in its employee bonus program. A-EBITDA may be defined differently by other companies and should not be used as an alternative to our operating and other financial information as determined under accounting principles generally accepted in the United States. A-EBITDA is not a prescribed term under accounting principles generally accepted in the United States, does not directly correlate to cash provided by or used in operating activities and should not be considered in isolation, nor as an alternative to more meaningful measures of performance determined in accordance with accounting principles generally accepted in the United States. A-EBITDA generally excludes the effect of capital costs. Management reconciles A-EBITDA to net income or loss because it believes that net income or loss is the closest measure determined under accounting principles generally accepted in the United States that approximates A-EBITDA.
3.	Broadband, VoIP, Wireless and High-Capacity subscription revenues are defined as billings for recurring services provided during the period. These subscription revenues exclude charges for Federal Universal Service Fund (“FUSF”) assessments, dial-up services and other adjustments. In addition, these subscription revenues include bills issued to customers that are classified as financially distressed and whose revenue is only recognized if cash is received (refer to Note 4 below for a more detailed discussion on accounting for financially distressed partners). Management believes that Broadband, VoIP, Wireless and High-Capacity subscription revenues are useful measures for investors as they represent key indicators of the growth of the company’s core business. Management uses these subscription revenue measures to evaluate the performance of its business segments.
4.	When the company determines that (i) the collectibility of a bill issued to a customer is not reasonably assured or (ii) its ability to retain some or all of the payments received from a customer that has filed for bankruptcy protection is not reasonably assured, the customer is classified as “financially distressed” for revenue recognition purposes. A bill issued to a financially distressed customer is recognized as revenue when services are rendered and cash for those services is received, assuming all other criteria for revenue recognition have been met, and only after the collection of all previous outstanding accounts receivable balances. Consequently, there may be significant timing differences between the time a bill is issued, the time the services are provided and the time that cash is received and revenue is recognized.
5.	Customer rebates and incentives not subject to deferral consist of amounts paid or accrued under marketing, promotion and rebate incentive programs with certain customers. Rebates and incentives paid or accrued under these programs are not accompanied by any up-front charges billed to customers. Therefore, these charges are accounted for as reductions of revenue as incurred.
6.	Other revenues consist primarily of revenue recognized from amortization of prior period SAB 104 deferrals (refer to Note 7 below for a discussion of SAB 104), FUSF billed to our customers and other revenues not subject to SAB 104 deferral because they do not relate to an on-going customer relationship or performance of future services.
7.	In accordance with SAB 104, the company recognizes up-front fees associated with service activation, net of any amounts concurrently paid or accrued under certain marketing, promotion and rebate incentive programs, over the expected term of the customer relationship, which is presently estimated to be 24 to 48 months, using the straight-line method. The company also treats the incremental direct costs of service activation (which consist principally of customer premises equipment, service activation fees paid to other telecommunications companies and sales commissions) as deferred charges in amounts that are no greater than the up-front fees that are deferred, and such deferred incremental direct costs are amortized to expense using the straight-line method over 24 to 48 months.